No. 812-14766

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

BAIN CAPITAL SPECIALTY FINANCE, INC., BCSF ADVISORS, LP, BAIN CAPITAL CREDIT (ASIA), LIMITED, BAIN CAPITAL CREDIT (AUSTRALIA) PTY. LTD, BAIN CAPITAL CREDIT CLO ADVISORS, LP, BAIN CAPITAL CREDIT, LP, BAIN CAPITAL CREDIT, LTD., BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED, BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED, AVERY POINT III CLO, LIMITED, AVERY POINT IV CLO, LIMITED, AVERY POINT V CLO, LIMITED, AVERY POINT VI CLO, LIMITED, AVERY POINT VII CLO, LIMITED, BAIN CAPITAL COPS CV HOLDINGS, L.P., BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P., BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P., BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES, L.P., BAIN CAPITAL CREDIT CLO 2016-2, LIMITED, BAIN CAPITAL CREDIT CLO 2017-1, LIMITED, BAIN CAPITAL CREDIT CLO 2017-2, LIMITED, BAIN CAPITAL CREDIT CLO 2018-1, LIMITED, BAIN CAPITAL CREDIT CLO 2018-2, LIMITED, BAIN CAPITAL CREDIT CLO 2019-1, LIMITED, BAIN CAPITAL CREDIT CLO 2019-2, LIMITED, BAIN CAPITAL CREDIT CLO 2019-3, LIMITED, BAIN CAPITAL CREDIT CLO 2019-4, LIMITED, BAIN CAPITAL CREDIT CLO 2020-1, LIMITED, BAIN CAPITAL CREDIT CLO 2020-2, LIMITED, BAIN CAPITAL CREDIT CLO 2020-3, LIMITED, BAIN CAPITAL CREDIT CLO 2020-4, LIMITED, BAIN CAPITAL CREDIT CLO 2020-5, LIMITED, BAIN CAPITAL CREDIT CLO 2021-1, LIMITED, BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P., Bain Capital Credit Managed Account (BC), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (CALPERS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P., Bain Capital Credit Managed Account (G), SCSp, Bain Capital Credit Managed Account (Iditarod), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P., Bain Capital Credit Managed Account (Pegasus), L.P., Bain Capital Credit Managed Account (PPF), L.P., BAIN CAPITAL CREDIT, MANAGED ACCOUNT (PSERS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P., BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P., BAIN CAPITAL DIRECT LENDING 2015 (L), L.P., BAIN CAPITAL DIRECT LENDING 2015 (U), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (A), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (A2 MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (AIV I), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (AIV II MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (B), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (D), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL, SITUATIONS 2013 (E MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL sITUATIONS 2013 (E2 MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 ICAV, BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (F), L.P., BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2018-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY, Bain Capital Global Direct Lending 2021 (L Master), L.P., Bain Capital Global Direct Lending 2021 (U Master), SCSp, BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P., BAIN CAPITAL I ICAV - GLOBAL LOAN FUND, BAIN CAPITAL MIDDLE MARKET CREDIT 2010 (OFFSHORE II MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2010 (OFFSHORE MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2010, L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (F), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P., BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P., BAIN CAPITAL SENIOR LOAN FUND, L.P., Bain Capital Special Situations Asia II, L.P., BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P., BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV, BAIN CAPITAL STRUCTURED CREDIT FUND, L.P., BAIN CAPITAL TOTAL RETURN CREDIT, L.P., BARNSTABLE LTD., BCIS Fund (LV), LP, CAPE SCHANCK DIRECT LENDING TRUST, CENTERVILLE LTD., SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P., CMAC FUND 1, L.P., HOLLY ISSUER DESIGNATED ACTIVITY COMPANY, NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY, NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY, PROSPECT HARBOR DESIGNATED INVESTMENTS, L.P., QCT, QUEENSCLIFF TRUST, RACE POINT IX CLO, LIMITED, RACE POINT VIII CLO, LTD., RACE POINT X CLO, LIMITED, RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY, SANKATY BEACON INVESTMENT PARTNERS, L.P., SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P., SANKATY CREDIT OPPORTUNITIES GRANTOR TRUST, SANKATY CREDIT OPPORTUNITIES II GRANTOR TRUST, SANKATY CREDIT OPPORTUNITIES III GRANTOR TRUST, SANKATY CREDIT OPPORTUNITIES IV, L.P., Sorrento Trust

200 Clarendon Street, 37th Floor

Boston, MA 02116

GRIFFIN INSTITUTIONAL ACCESS CREDIT FUND, GRIFFIN CAPITAL CREDIT ADVISOR, LLC

Griffin Capital Plaza, 1520 E. Grand Avenue

El Segundo, CA 90245

THIRD AMENDED AND RESTATED APPLICATION FOR AN ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTION 17(d) OR 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1UNDER THE INVESTMENT COMPANY ACT OF 1940 TO SUPERSEDE A PRIOR ORDER

All Communications, Notices and Orders to:

Mr. Michael Treisman, Esq. General Counsel Bain Capital Credit, LP 200 Clarendon Street 37th Floor Boston, MA 02116 (617) 516-2000	Terrence O. Davis, Esq. Greenberg Traurig, LLP Terminus 200 3333 Piedmont Road, NE, Suite 2500 Atlanta, GA 30305 (678) 553-7338

 Copies to:

Richard Horowitz

Partner

Dechert LLP

1095 Avenue of the Americas

New York, NY, 10036

(212) 698-3525

April 13, 2021

I.	Summary of Application

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the Commission under the 1940 Act:

•	Bain Capital Specialty Finance, Inc. (f/k/a Sankaty Capital Corporation) (“BCSF”), a closed-end management investment company that has elected to be regulated as a business development company (a “BDC”) under the 1940 Act,[1]

•	Griffin Institutional Access Credit Fund (“GIACF,”), a closed-end management investment company that has elected to operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act (together with BCSF, the “Existing Regulated Funds”),

[1]	Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Sections 55(a)(1) through 55(a)(3) of the 1940 Act and makes available significant managerial assistance with respect to the issuers of such securities.

•	BCSF Advisors, LP (f/k/a Sankaty Capital Advisors, LP) (“BCSFA”), the investment adviser to BCSF and the sub-adviser to GIACF, on behalf of itself and its successors,[2]

•	Griffin Capital Credit Advisor, LLC (“Griffin”), the investment adviser to GIACF,

•	Bain Capital Credit, LP (f/k/a Sankaty Advisors, LP) (“Bain”) and its investment advisory affiliates set forth on Schedule A hereto (together with BCSFA, the “Existing Bain Advisers”), on behalf of themselves and their successors, and

•	Investment funds and other vehicles set forth on Schedule A hereto, each of which is an entity whose investment adviser is an Existing Bain Adviser and that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (collectively, the “Existing Affiliated Funds” and collectively with the Existing Regulated Funds, Griffin and the Existing Bain Advisers, the “Applicants”).

The Order would supersede an exemptive order issued by the Commission on March 22, 2018 (the “Prior Order”)3 that was granted pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act, with the result that no person will continue to rely on the Prior Order if the Order is granted.

In particular, the relief requested in this application (the “Application”) would permit one or more Regulated Funds4 and/or one or more Affiliated Funds5 to participate in the same investment opportunities through a proposed co-investment program (the “Co-Investment Program”) where such participation would otherwise be prohibited under Sections 17(d) and 57(a)(4) and Rule 17d-1 by (a) co-investing with each other in securities issued by issuers in private placement transactions in which an Adviser negotiates terms in addition to price (“Private Placement Securities”);6 and (b) making additional investments in securities of such issuers, including through the exercise of warrants, conversion privileges, and other rights to purchase securities of the issuers (“Follow-On Investments”). “Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub (as defined below)) participates together with one or more other Regulated Funds and/or one or more Affiliated Funds in reliance on the requested Order or the Prior Order.7 “Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order. The term “Adviser” means any Bain Adviser or Griffin Adviser.

[2]	The term “successor,” as applied to each Adviser, means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

[3]	Bain Capital Specialty Finance, Inc., et al. (File No. 812-14766) Investment Company Act Release No. 33031 (February 23, 2018) (notice) and 32051 (March 22, 2018) (order). All of the applicants to the Prior Order have been named as Applicants to the Order.

[4]	“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Fund. “Future Regulated Fund” means any closed-end management investment company (a) that is registered under the 1940 Act or has elected to be regulated as a BDC, (b)(i) whose investment adviser is a Bain Adviser or (ii) whose investment adviser is a Griffin Adviser and whose sub-adviser is a Bain Adviser, and (c) that intends to participate in the Co-Investment Program. “Bain Adviser” means any Existing Bain Adviser and any future investment adviser that (i) controls, is controlled by, or is under common control with Bain Capital, LP, (ii) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund. “Griffin Adviser” means Griffin and any future investment adviser that (i) controls, is controlled by, or is under common control with Griffin, (ii) is registered as an investment adviser under the Advisers Act, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

[5]	“Affiliated Fund” means the Existing Affiliated Funds, any Future Affiliated Fund or any Bain Proprietary Account. “Future Affiliated Fund” means any entity (a) whose investment adviser is a Bain Adviser, (b) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, and (c) that intends to participate in the Co-Investment Program. “Bain Proprietary Account” means any account of a Bain Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of the Bain Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity.

[6]	The term “private placement transactions” means transactions in which the offer and sale of securities by the issuer are exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”).

[7]	No Non-Interested Director (as defined below) of a Regulated Fund will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

Any of the Regulated Funds may, from time to time, form a special purpose subsidiary (a “Wholly-Owned Investment Sub”) (i) that is wholly-owned by a Regulated Fund (with the Regulated Fund at all times holding, beneficially and of record, 100 percent of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of the Regulated Fund; (iii) with respect to which the Regulated Fund’s Board8 has the sole authority to make all determinations with respect to the entity’s participation under the conditions to this Application; and (iv) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act.  Any future subsidiaries of the Regulated Funds that participate in Co-Investment Transactions will be Wholly-Owned Investment Subs.

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application. Applicants do not seek relief for transactions that would be permitted under other regulatory or interpretive guidance, including, for example, transactions effected consistent with Commission staff no-action positions.9

II.	Background

BCSF is a Delaware corporation organized as a closed-end management investment company that has elected to be regulated as a BDC. BCSF’s Objectives and Strategies10 are to provide risk-adjusted returns and current income to investors. BCSF invests primarily in middle-market companies with between $10 million and $150 million in annual earnings before interest, taxes, depreciation and amortization. BCSF intends to focus on senior investments with a first or second lien on collateral and strong structures and documentation intended to protect the lender. It may also invest in mezzanine debt and in secondary purchases of assets or portfolios, as described below. Investments are likely to include, among other things, (i) senior first lien, stretch senior, senior second lien and unitranche, (ii) mezzanine debt and other junior investments and (iii) secondary purchases of assets or portfolios that primarily consist of middle-market corporate debt. Leverage is expected to be utilized to help BCSF meet its investment objective. Any such leverage, if incurred, would be expected to increase the total capital available for investment by BCSF. As a BDC, BCSF may also invest up to 30 percent of its portfolio opportunistically in “non-qualifying” portfolio investments, such as investments in non-U.S. companies.

[8]	The term “Board” refers to the board of directors or trustees of any Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000); Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

[10]	“Objectives and Strategies” means a Regulated Fund’s investment objectives and strategies, as described in the Regulated Fund’s registration statement on Form 10 or Form N-2, other filings the Regulated Fund has made with the Commission under the 1933 Act, or under the Securities Exchange Act of 1934, as amended, and the Regulated Fund’s reports to shareholders.

GIACF is a Delaware statutory trust organized as a closed-end management investment company that has elected to operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act. GIACF’s Objectives and Strategies are to generate a return comprised of both current income and capital appreciation with an emphasis on current income with low volatility and low correlation to the broader markets. GIACF pursues its investment objective by investing primarily in secured debt (including senior secured, unitranche and second lien debt) and unsecured debt (including senior unsecured and subordinated debt) issued by private or public U.S. companies. GIACF may also invest in issuers outside the U.S., with a focus on issuers in Canada and Europe. GIACF’s portfolio will consist of a core of syndicated high yield bonds and banks loans. GIACF’s portfolio may also consist of originated senior loans and non-performing loans.

The Board of BCSF is comprised of seven directors, five of whom are Non-Interested Directors.11 The Board of GIACF is comprised of five trustees, three of whom are Non-Interested Directors.

BCSFA is an investment adviser that is registered with the Commission under the Advisers Act. BCSFA is a subsidiary of Bain. BCSFA serves as investment adviser to BCSF and manages BCSF’s portfolio in accordance with BCSF’s Objectives and Strategies.  BCSFA makes investment decisions for BCSF, including placing purchase and sale orders for portfolio transactions and otherwise managing the day-to-day operations of BCSF, subject to the oversight of the Board. BCSFA also serves as GIACF’s sub-adviser and provides ongoing research and opinions and selects investments for GIACF’s portfolio, subject to the oversight of Griffin.

Griffin is an investment adviser that is registered with the Commission under the Advisers Act. Griffin is an indirect majority-owned subsidiary of Griffin Capital Company, LLC (“Griffin Capital”). Griffin serves as investment adviser to GIACF and manages GIACF’s portfolio through its oversight of BCSF’s investment selections in accordance with GIACF’s Objectives and Strategies.

Bain is an investment adviser that is registered with the Commission under the Advisers Act. Bain and its subsidiaries had approximately $34.3 billion in assets under management as of March 31, 2017. Bain is a subsidiary of Bain Capital, LP, which along with its subsidiaries, had approximately $44 billion in assets under management as of October 1, 2020.12 Bain serves as the investment adviser to certain Existing Affiliated Funds and either it or another Bain Adviser will serve as the investment adviser to any Future Affiliated Funds.

[11]	The term “Non-Interested Directors” refers to the directors or trustees of any Regulated Fund who are not “interested persons” within the meaning of Section 2(a)(19) of the 1940 Act.

[12]	As Bain Capital, LP controls Bain, and will control any other Bain Adviser, it may be deemed to control the Regulated Funds and the Affiliated Funds. However, Bain Capital, LP is a holding company and does not currently offer investment advisory services to any person and is not expected to do so in the future. Accordingly, Bain Capital, LP has not been included as an Applicant.

Bain Capital Credit (Australia), Pty. Ltd, an Australian proprietary company formed in 2012, is authorized and regulated by the Australian Securities and Investments Commission.

Bain Capital Investments (Europe) Limited, a United Kingdom private limited company formed in 2014, and Bain Capital Credit, Ltd., a United Kingdom private limited company formed in 2005, are authorized and regulated by the U.K. Financial Conduct Authority.

Bain Capital Investments (Ireland), Limited is based in Dublin and provides consulting advice to BCSFA and its subsidiaries.

Bain Capital Credit (Asia), Limited is registered with the Securities & Futures Commission in Hong Kong and provides consulting services to BCSFA and its subsidiaries.

Bain Capital Credit CLO Advisors, LP, a limited partnership organized in the State of Delaware, is registered with the Commission under the Advisers Act.

Bain Capital Credit (Australia), Pty. Ltd, Bain Capital Credit, Ltd., Bain Capital Credit Asia (Limited), Bain Capital Credit CLO Advisors, LP and Bain Capital Investments (Ireland), Limited are wholly-owned subsidiaries of Bain. Bain Capital Investments (Europe) Limited is a subsidiary of Bain Capital, LP.

The Bain Proprietary Accounts will hold various financial assets in a principal capacity. Bain Proprietary Accounts may operate through wholly- or majority-owned subsidiaries.

The Bain Advisers and the Griffin Advisers are not affiliated persons, or affiliated persons of affiliated persons (as defined in the 1940 Act), except for the affiliation that arises as a result of serving as the advisers of any Regulated Fund that is advised by a Griffin Adviser and sub-advised by a Bain Adviser. The relationship between Griffin and the Bain Advisers will be arm’s length, and any Bain Adviser serving as a sub-adviser to a Regulated Fund will be able to withdraw from the sub-advisory agreement on 60 days’ written notice.13

As previously described, Griffin serves as GIACF’s investment adviser and BCSFA serves as GIACF’s sub-adviser. In these respective roles, Griffin is responsible for the overall management of GIACF’s activities, and BCSFA is responsible for the day-to-day management of GIACF’s investment portfolio, in each case consistent with their fiduciary duties. A Griffin Adviser will serve as the investment adviser to any Regulated Fund with a Bain Adviser as its sub-adviser.

In the case of a Regulated Fund with a Bain Adviser as sub-adviser, the Bain Adviser will identify and recommend Potential Co-Investment Transactions for the Regulated Fund, and the applicable sub-advisory agreement will require the Bain Adviser to present each Potential Co-Investment Transaction to the applicable Griffin Adviser, which will have the authority to approve or reject it for the Regulated Fund.

[13]	Each sub-advisory agreement may also be terminated by the Regulated Fund with a Bain Adviser as sub-adviser, as applicable, through its Board or a vote of its shareholders in accordance with Section 15(a) of the 1940 Act.

It is anticipated that a Bain Adviser will periodically determine that certain investments recommended for a Regulated Fund by the Bain Adviser would also be appropriate investments for one or more other Regulated Funds and/or one or more Affiliated Funds. Such a determination may result in a Regulated Fund, one or more other Regulated Funds and/or one or more Affiliated Funds co-investing in certain investment opportunities.

A Bain Adviser has an investment committee through which it will carry out its obligation under condition 1 to make a determination as to the appropriateness of the Potential Co-Investment Transaction for any Regulated Fund. In the case of a Potential Co-Investment Transaction, the Bain Adviser would apply its allocation policies and procedures in determining the proposed allocation for the Regulated Fund consistent with the requirements of condition 2(a). We note that each Bain Adviser, as a registered investment adviser, has developed a robust allocation process as part of its overall compliance policies and procedures. A Bain Adviser’s allocation process is designed to allocate investment opportunities fairly and equitably among its clients over time. While each Bain Adviser client may not participate in each investment opportunity because, for example, the client’s allocation would be less than its minimum investment size, over time each Bain Adviser client would participate in investment opportunities fairly and equitably. We note that each Griffin Adviser and Bain Adviser has adopted its own allocation policies and procedures that take into account the allocation policies and procedures for the Regulated Funds. In the case of Regulated Funds with a Bain Adviser as sub-adviser, the applicable Bain Adviser would then notify the applicable Griffin Adviser of the Potential Co-Investment Transaction and of the Bain Adviser’s recommended allocation for each such Regulated Fund. The applicable Griffin Adviser would present the Potential Co-Investment Transaction and the Bain Adviser’s proposed allocation to the Griffin Adviser’s investment committee for its approval. The applicable Griffin Adviser’s investment committee would review the Bain Adviser’s recommendation for each such Regulated Fund and would have the ability to ask questions of the Bain Adviser and request additional information from the Bain Adviser. If the Griffin Adviser’s investment committee approved the investment for such Regulated Fund, the investment and all relevant allocation information would then be presented to such Regulated Fund’s Board for its approval in accordance with the conditions of this Application. We believe the investment process between a Bain Adviser and a Griffin Adviser, prior to seeking approval from such Regulated Fund’s Board, is significant and provides for additional procedures and processes to ensure that each such Regulated Fund is being treated fairly in respect of Potential Co-Investment Transactions. These procedures are in addition to, and not instead of, the procedures required under the conditions of the Application, and will not deprive a Regulated Fund of an opportunity to participate in a Potential Co-Investment Transaction.

Each Regulated Fund invests or intends to invest its assets so as to qualify for U.S. federal income tax treatment as a regulated investment company. Under current applicable income tax regulations, this will require, among other things, that at the end of each quarter, subject to certain exceptions, no more than 25 percent of the value of each Regulated Fund’s consolidated gross assets be invested in the securities of any single issuer or affiliated issuers and no more than 50 percent of the value of each Regulated Fund’s consolidated gross assets be invested in the securities of issuers representing in the case of any single issuer more than 5 percent of the Regulated Fund’s consolidated gross assets or more than 10 percent of that issuer’s voting securities.

The Existing Affiliated Funds are entities whose investment adviser is a Bain Adviser and that would be an investment company but for Section 3(c)(7) of the 1940 Act. The Existing Affiliated Funds pursue strategies focused on investing in a variety of fixed income and credit investments. While certain employees and principals of Bain and its affiliated advisers (collectively, the “Principals”) have invested in certain of the Existing Affiliated Funds, the Principals in the aggregate do not own 25 percent or more of the outstanding interests of any Existing Affiliated Fund.

III.	Order Requested

Applicants request the Order of the Commission under Sections 17(d) and 57(i) under the 1940 Act, and Rule 17d-1 under the 1940 Act to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), one or more Regulated Funds to be able to participate in Co-Investment Transactions with one or more other Regulated Funds and/or one or more Affiliated Funds.

The Regulated Funds and the Affiliated Funds seek relief to invest in Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act.  This Application seeks relief in order to (i) enable the Regulated Funds and the Affiliated Funds to avoid the practical difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A. Section 17(d) and Section 57(a)(4)

Section 17(d) of the 1940 Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the 1940 Act), or an affiliated person of such affiliated person, of a registered closed-end investment company acting as principal, from effecting any transaction in which the registered closed-end investment company is a joint or a joint and several participant, in contravention of such rules and regulations as the Commission may prescribe for the purpose of limiting or preventing participation by the registered closed-end investment company on a basis different from or less advantageous than that of such other participant. Rule 17d-1 under the 1940 Act generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Similarly, with regard to BDCs, Section 57(a)(4) of the 1940 Act prohibits certain persons specified in Section 57(b) of the 1940 Act from participating in a joint transaction with a BDC or a company controlled by a BDC in contravention of rules as prescribed by the Commission. In particular Section 57(a)(4) of the 1940 Act applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC, or any person (other than the BDC itself) who is an affiliated person of the foregoing pursuant to Section 2(a)(3)(C) of the 1940 Act; or

•	Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC,[14] or any person who is an affiliated person of any of the foregoing within the meaning of Section 2(a)(3)(C) or (D) of the 1940 Act.

[14]	Excluded from this category are the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not otherwise be under common control with the BDC.

Section 2(a)(3)(C) of the 1940 Act defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person.  Section 2(a)(9) of the 1940 Act defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) of the 1940 Act a person who beneficially owns, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company is presumed to control such company.  The Commission and its staff have indicated on a number of occasions their belief that an investment adviser controls the fund that it advises, absent compelling evidence to the contrary.15

BCSFA is the investment adviser to BCSF and sub-adviser to GIACF. A Bain Adviser will be the investment adviser or sub-adviser to each of the Future Regulated Funds.  Bain or another Bain Adviser will be the investment adviser to each Affiliated Fund.  The Regulated Funds may be deemed to be under common control because a Bain Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund, and thus each Regulated Fund may be deemed to be affiliated persons of each other Regulated Fund under Section 2(a)(3)(C) of the 1940 Act.  Section 57(b) of the 1940 Act applies to any investment adviser to a Regulated Fund that is a BDC and to any Section 2(a)(3)(C) affiliates of the investment adviser, including GIACF and the Affiliated Funds (including the Bain Proprietary Accounts). In addition, the Affiliated Funds (including the Bain Proprietary Accounts) may be deemed to be under common control with the Regulated Funds, and thus affiliated persons of each Regulated Fund under Section 2(a)(3)(C) of the 1940 Act.  As a result, these relationships might cause a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds (including the Bain Proprietary Accounts) participating in Co-Investment Transactions to be subject to Section 17(d) or 57(a)(4) of the 1940 Act, and thus subject to the provisions of Rule 17d-1 of the 1940 Act.

B. Rule 17d-1

Rule 17d-1 under the 1940 Act generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) of the 1940 Act and made applicable to BDCs by Section 57(i) of the 1940 Act. Section 57(i) of the 1940 Act provides that, until the Commission prescribes rules under Section 57(a)(4) of the 1940 Act, the Commission’s rules under Section 17(d) of the 1940 Act applicable to registered closed-end investment companies will be deemed to apply. Because the Commission has not adopted any rules under Section 57(a)(4) of the 1940 Act, Rule 17d-1 under the 1940 Act applies.

Applicants seek relief pursuant to Rule 17d-1 under the 1940 Act, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1 under the 1940 Act, the Commission is directed by Rule 17d-1(b) under the 1940 Act to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

[15]	See, e.g., In re Investment Company Mergers, SEC Rel. No. IC-25259 (Nov. 8, 2001); In re Steadman Security Corp., 46 S.E.C. 896, 920 n.81 (1977) (“[T]he investment adviser almost always controls the fund. Only in the very rare case where the adviser’s role is simply that of advising others who may or may not elect to be guided by his advice…can the adviser realistically be deemed not in control.”).

The Commission has stated that Section 17(d) of the 1940 Act, upon which Rule 17d-1 under the 1940 Act is based, and upon which Section 57(a)(4) of the 1940 Act was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching. See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq. The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d):

“The objective of [Section] 17(d) . . . is to prevent . . . injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.” Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).

Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17 of the 1940 Act, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.” H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

Applicants believe that the Conditions of this Application would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) of the 1940 Act were designed to prevent would be addressed and the standards for an order under Rule 17d-1 under the 1940 Act are met.

C. Protection Provided by the Proposed Conditions

Applicants believe that the proposed Conditions, as discussed more fully in Section III.D. of this Application, will ensure the protection of shareholders of the Regulated Funds and compliance with the purposes and policies of the 1940 Act with respect to the Co-Investment Transactions.  In particular, the Conditions, as outlined below, would ensure that each Regulated Fund would only invest in investments that are appropriate to the interests of shareholders and the investment needs and abilities of that Regulated Fund.  In addition, each Regulated Fund would be able to invest on equal footing with each other Regulated Fund and any Affiliated Funds, including identical terms, conditions, price, class of securities purchased, settlement date, and registration rights. Each Regulated Fund would have the ability to engage in Follow-On Investments in a fair manner consistent with the protections of the other Conditions. Each Regulated Fund would have the ability to participate on a proportionate basis, at the same price and on the same terms and conditions in any sale of a security purchased in a Co-Investment Transaction. Fees and expenses of Co-Investment Transactions would be shared pro-rata among the Regulated Funds and Affiliated Funds who participate in the Co-Investment Transactions, or borne by the applicable Advisers.  The Conditions would also prevent a Regulated Fund from investing in any current investments of an affiliated person, which eliminates the possibility of a Regulated Fund from being forced to invest in a manner that would benefit an affiliated person’s existing investment.  Also, sufficient records of the transactions would be maintained to permit the examination staff of the Commission to monitor compliance with the terms of the requested order.

The Conditions impose a variety of duties on the Advisers with respect to Co-Investment Transactions and Potential Co-Investment Transactions by the Regulated Funds.  These duties include determinations regarding investment appropriateness, the appropriate level of investment, and the provision of information to the Board of any Regulated Fund. In addition, when considering Potential Co-Investment Transactions for any Regulated Fund, the applicable Adviser will consider only the Objectives and Strategies, investment policies, investment positions, capital available for investment, and other pertinent factors applicable to that Regulated Fund. Each Adviser, as applicable, undertakes to perform these duties consistently for each Regulated Fund, as applicable, regardless of which of them serves as investment adviser to these entities.  The participation of a Regulated Fund in a Potential Co-Investment Transaction may only be approved by a required majority, as defined in Section 57(o) (a “Required Majority”), of the directors of the Board eligible to vote on that Co-Investment Transaction under Section 57(o) (the “Eligible Directors”).16

The amount of each Regulated Fund’s capital available for investment will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the Board of the applicable Regulated Fund or imposed by applicable laws, rules, regulations or interpretations. Likewise, an Affiliated Fund’s capital available for investment will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set by the Affiliated Fund’s directors, general partners or adviser or imposed by applicable laws, rules, regulations or interpretations.

If the Advisers, the Principals, or any person controlling, controlled by, or under common control with the Advisers or the Principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 14.

Applicants believe that this condition will ensure that the Non-Interested Directors will act independently in evaluating the Co-Investment Program, because the ability of the Advisers or the Principals to influence the Non-Interested Directors by a suggestion, explicit or implied, that the Non-Interested Directors can be removed will be limited significantly. The Non-Interested Directors shall evaluate and approve any such independent party, taking into account its qualifications, reputation for independence, cost to the shareholders, and other factors that they deem relevant.

In sum, Applicants believe that the proposed Conditions would ensure that each Regulated Fund that participates in a Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants.  As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions done in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the 1940 Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

With respect to each Wholly-Owned Investment Sub, such a subsidiary would be prohibited from investing in a Co-Investment Transaction with any Affiliated Fund or Regulated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of its parent Regulated Fund and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly. Applicants represent that this treatment is justified because a Wholly-Owned Investment Sub would have no purpose other than serving as a holding vehicle for the Regulated Fund’s investments and, therefore, no conflicts of interest could arise between the Regulated Fund and the Wholly-Owned Investment Sub. The Regulated Fund’s Board would make all relevant determinations under the Conditions with regard to a Wholly-Owned Investment Sub’s participation in a Co-Investment Transaction, and the Regulated Fund’s Board would be informed of, and take into consideration, any proposed use of a Wholly-Owned Investment Sub in the Regulated Fund’s place. If the Regulated Fund proposes to participate in the same Co-Investment Transaction with any of its Wholly-Owned Investment Subs, the Board will also be informed of, and take into consideration, the relative participation of the Regulated Fund and the Wholly-Owned Investment Sub.

16         In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o).

D. Proposed Conditions

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.            Each time a Bain Adviser considers a Potential Co-Investment Transaction for an Affiliated Fund or another Regulated Fund that falls within a Regulated Fund’s then-current Objectives and Strategies, each Adviser to a Regulated Fund will make an independent determination of the appropriateness of the investment for such Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2.             (a)     If each Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, the Adviser (or Advisers if there are more than one) will then determine an appropriate level of investment for the Regulated Fund.

(b)            If the aggregate amount recommended by the Adviser (or Advisers if there are more than one) to a Regulated Fund to be invested by the Regulated Fund in the Potential Co-Investment Transaction, together with the amount proposed to be invested by the other participating Regulated Funds and Affiliated Funds, collectively, in the same transaction, exceeds the amount of the investment opportunity, the amount of the investment opportunity will be allocated among the Regulated Funds and Affiliated Funds pro rata based on each participant’s capital available for investment in the asset class being allocated, up to the amount proposed to be invested by each.  The Adviser (or Advisers if there are more than one) to a Regulated Fund will provide the Eligible Directors of each participating Regulated Fund with information concerning each participating party’s available capital to assist the Eligible Directors with their review of the Regulated Fund’s investments for compliance with these allocation procedures.

(c)            After making the determinations required in Conditions 1 and 2(a) above, the Adviser to the Regulated Fund (or Advisers if there are more than one) will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and Affiliated Fund) to the Eligible Directors for their consideration. A Regulated Fund will co-invest with one or more other Regulated Funds and/or one or more Affiliated Funds only if, prior to the Regulated Funds’ and Affiliated Funds’ participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i)            the terms of the Potential Co-Investment Transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its shareholders and do not involve overreaching in respect of the Regulated Fund or its shareholders on the part of any person concerned;

(ii)            the Potential Co-Investment Transaction is consistent with:

(A)	the interests of the Regulated Fund’s shareholders; and

(B)	the Regulated Fund’s then-current Objectives and Strategies;

(iii)            the investment by any other Regulated Funds or Affiliated Funds would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from or less advantageous than that of any other Regulated Fund or Affiliated Fund; provided that, if any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors or the right to have a board observer or any similar right to participate in the governance or management of the portfolio company, such event shall not be interpreted to prohibit the Required Majority from reaching the conclusions required by this Condition (2)(c)(iii), if:

(A)	the Eligible Directors will have the right to ratify the selection of such director or board observer, if any;

(B)	the Adviser to the Regulated Fund (or Advisers if there are more than one) agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and

(C)	any fees or other compensation that any Affiliated Fund or any Regulated Fund or any affiliated person of any Affiliated Fund or any Regulated Fund receives in connection with the right of an Affiliated Fund or a Regulated Fund to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among the participating Affiliated Funds (who each may, in turn, share its portion with its affiliated persons) and the participating Regulated Funds in accordance with the amount of each party’s investment; and

(iv)            the proposed investment by the Regulated Fund will not benefit the Adviser to the Regulated Fund (or Advisers if there are more than one), the Affiliated Funds or the other Regulated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 13, (B) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act, as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(C).

3.            Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4.            The Adviser to the Regulated Fund (or Advisers if there are more than one) will present to the Board of each Regulated Fund, on a quarterly basis, a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies that were not made available to the Regulated Fund, and an explanation of why the investment opportunities were not offered to the Regulated Fund. All information presented to the Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

5.            Except for Follow-On Investments made in accordance with Condition 8,17 a Regulated Fund will not invest in reliance on the Order in any issuer in which another Regulated Fund, Affiliated Fund, or any affiliated person of another Regulated Fund or an Affiliated Fund is an existing investor.

6.            A Regulated Fund will not participate in any Potential Co-Investment Transaction unless the terms, conditions, price, class of securities to be purchased, settlement date, and registration rights will be the same for each participating Regulated Fund and Affiliated Fund. The grant to an Affiliated Fund or another Regulated Fund, but not the Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 6, if Conditions 2(c)(iii)(A), (B) and (C) are met.

7.            (a)     If any Affiliated Fund or any Regulated Fund elects to sell, exchange or otherwise dispose of an interest in a security that was acquired by one or more Regulated Funds and/or Affiliated Funds in a Co-Investment Transaction, the applicable Adviser(s)18 will:

(i)            notify each Regulated Fund that participated in the Co-Investment Transaction of the proposed disposition at the earliest practical time; and

(ii)            formulate a recommendation as to participation by the Regulated Fund in the disposition.

(b)            Each Regulated Fund will have the right to participate in such disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the participating Affiliated Funds and any other Regulated Fund.

(c)            A Regulated Fund may participate in such disposition without obtaining prior approval of the Required Majority if: (i) the proposed participation of each Regulated Fund and each Affiliated Fund in such disposition is proportionate to its outstanding investments in the issuer immediately preceding the disposition; (ii) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such dispositions on a pro rata basis (as described in greater detail in this Application); and (iii) the Board of the Regulated Fund is provided on a quarterly basis with a list of all dispositions made in accordance with this Condition. In all other cases, the Adviser to the Regulated Fund (or Advisers if there are more than one) will provide their written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

(d)            Each Affiliated Fund and each Regulated Fund will bear its own expenses in connection with any such disposition.

8.     (a)     If any Affiliated Fund or any Regulated Fund desires to make a Follow-On Investment in a portfolio company whose securities were acquired by the Regulated Fund and the Affiliated Fund in a Co-Investment Transaction, the applicable Adviser(s) will:

(i)            notify each Regulated Fund that participated in the Co-Investment Transaction of the proposed transaction at the earliest practical time; and

17         This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.

18         Any Bain Proprietary Account that is not advised by a Bain Adviser is itself deemed to be an Adviser for purposes of Conditions 7(a)(i) and 8(a)(i).

(ii)            formulate a recommendation as to the proposed participation, including the amount of the proposed Follow-On Investment, by each Regulated Fund.

(b)            A Regulated Fund may participate in such Follow-On Investment without obtaining prior approval of the Required Majority if: (i) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer immediately preceding the Follow-On Investment; and (ii) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application). In all other cases, the Adviser to the Regulated Fund (or Advisers if there are more than one) will provide their written recommendation as to such Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that the Required Majority determines that it is in such Regulated Fund’s best interests.

(c)            If, with respect to any Follow-On Investment:

(i)            the amount of the opportunity is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments immediately preceding the Follow-On Investment; and

(ii)            the aggregate amount recommended by the Adviser (or Advisers if there are more than one) to a Regulated Fund to be invested by the Regulated Fund in the Follow-On Investment, together with the amount proposed to be invested by the other participating Regulated Funds and the Affiliated Funds in the same transaction, exceeds the amount of the opportunity; then the amount invested by each such party will be allocated among them pro rata based on each participant’s capital available for investment in the asset class being allocated, up to the amount proposed to be invested by each.

(d)            The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

9.            The Non-Interested Directors of each Regulated Fund will be provided quarterly for review all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that a Regulated Fund considered but declined to participate in, so that the Non-Interested Directors may determine whether all investments made during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions of the Order. In addition, the Non-Interested Directors will consider at least annually the continued appropriateness for such Regulated Fund of participating in new and existing Co-Investment Transactions.

10.            Each Regulated Fund will maintain the records required by Section 57(f)(3) of the 1940 Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f) of the 1940 Act.

11.            No Non-Interested Director of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise an “affiliated person” (as defined in the 1940 Act) of any Affiliated Fund.

12.            The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the 1933 Act) will, to the extent not payable by the applicable Adviser(s) under their respective investment advisory agreements with the Affiliated Funds and the Regulated Funds, be shared by the Regulated Funds and the Affiliated Funds in proportion to the relative amounts of the securities held or to be acquired or disposed of, as the case may be.

13.            Any transaction fee19 (including break-up or commitment fees but excluding broker’s fees contemplated by Section 17(e) or 57(k) of the 1940 Act, as applicable) received in connection with a Co-Investment Transaction will be distributed to the participating Regulated Funds and Affiliated Funds on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction.  If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the participating Regulated Funds and Affiliated Funds based on the amounts they invest in such Co-Investment Transaction.  None of the Affiliated Funds, the applicable Adviser(s), the other Regulated Funds nor any affiliated person of the Regulated Funds or Affiliated Funds will receive additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction (other than (a) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(C); and (b) in the case of the Advisers, investment advisory fees paid in accordance with the Regulated Funds’ and the Affiliated Funds’ investment advisory agreements).

14.            If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares as directed by an independent third party when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

15.            Each Regulated Fund’s chief compliance officer, as defined in Rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and conditions of the application and the procedures established to achieve such compliance.

IV.	Statement in Support of Relief Requested

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions set forth in this Application.

A. Potential Benefits

In the absence of the relief sought hereby, in some circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d) and Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

19        Applicants are not requesting and the staff is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

In cases where the Advisers identify investment opportunities requiring larger capital commitments, they must seek the participation of other entities with similar investment styles. The ability to participate in Co-Investment Transactions that involve committing larger amounts of financing would enable each Regulated Fund to participate with one or more of the Affiliated Funds and the other Regulated Funds in larger financing commitments, which would, in turn, be expected to obtain discounted prices and increase income, expand investment opportunities and provide better access to due diligence information for the Regulated Funds.  Indeed, each Regulated Fund’s inability to co-invest with one or more of the Affiliated Funds and the other Regulated Funds could potentially result in the loss of beneficial investment opportunities for such Regulated Fund and, in turn, adversely affect such Regulated Fund’s shareholders. For example, a Regulated Fund may lose investment opportunities if the Advisers cannot provide “one-stop” financing to a potential portfolio company. Portfolio companies may reject an offer of funding arranged by the Advisers due to a Regulated Fund’s inability to commit the full amount of financing required by the portfolio company in a timely manner (i.e., without the delay that typically would be associated with obtaining single-transaction exemptive relief from the Commission).  The Regulated Fund Advisers expect that any portfolio company that is an appropriate investment for a Regulated Fund should also be an appropriate investment for one or more other Regulated Funds and/or one or more Affiliated Funds, with certain exceptions based on available capital or diversification. The Regulated Funds, however, will not be obligated to invest, or co-invest, when investment opportunities are referred to them.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board of each Regulated Fund, including the Non-Interested Directors, has determined, or will have determined, that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund will be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund will be able to participate in transactions of greater value; (iii) the Regulated Fund will be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment will have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund will be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the general terms and Conditions of the proposed Order are fair to the Regulated Funds and their shareholders. The Boards of BCSF and GIACF, including the Non-Interested Directors, also determined, or will determine prior to each of the Regulated Fund’s participation in the Co-Investment Program, that it is in the best interests of BCSF and GIACF and their shareholders to obtain the Order at the earliest possible time. For these reasons, the applicable Board has determined that is proper and desirable for each of BCSF and GIACF to participate in Co-Investment Transactions with the other Regulated Funds and/or one or more Affiliated Funds.

B. Protective Representations and Conditions

The Conditions set forth in this Application ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the 1940 Act. Specifically, the Conditions incorporate the following critical protections: (i) in each Co-Investment Transaction, all Regulated Funds and Affiliated Funds participating in the Co-Investment Transactions will invest at the same time for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Other than pro rata dispositions and Follow-On Investments as provided in Conditions 7 and 8, and after making the determinations required in Conditions 1 and 2(a), the Advisers will present each Potential Co-Investment Transaction and the proposed allocation to the Eligible Directors, and the Required Majority will approve each Co-Investment Transaction prior to any investment by the participating Regulated Fund. With respect to the pro rata dispositions and Follow-On Investments provided in Conditions 7 and 8, a Regulated Fund may participate in a pro rata disposition or Follow-On Investment without obtaining prior approval of the Required Majority if, among other things: (i) the proposed participation of each Regulated Fund and Affiliated Fund in such disposition is proportionate to its outstanding investments in the issuer immediately preceding the disposition or Follow-On Investment, as the case may be; and (ii) the Board of the Regulated Fund has approved that Regulated Fund’s participation in pro rata dispositions and Follow-On Investments as being in the best interests of the Regulated Fund.  If the Board does not so approve, any such disposition or Follow-On Investment will be submitted to the Regulated Fund’s Eligible Directors. The Board of any Regulated Fund may at any time rescind, suspend or qualify its approval of pro rata dispositions and Follow-On Investments with the result that all dispositions and/or Follow-On Investments must be submitted to the Eligible Directors.

Applicants believe that participation by the Regulated Funds in pro rata dispositions and Follow-On Investments, as provided in Conditions 7 and 8, is consistent with the provisions, policies and purposes of the 1940 Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata dispositions and Follow-On Investments, eliminates the discretionary ability to make allocation determinations, and in turn eliminates the possibility for overreaching and promotes fairness.   Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2 under the 1940 Act, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

The foregoing analysis applies equally where a Wholly-Owned Investment Sub is involved in a Co-Investment Transaction as each Wholly-Owned Investment Sub will be treated as one company with its parent for purposes of this Application.

V.	Precedents

The Commission previously has issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to co-invest in Private Placement Securities, including precedents involving a sub-adviser. See Conversus Stepstone Private Markets, et al. (File No. 812-15072) Investment Company Act Rel. No. IC-33913 (June 25, 2020) (notice) and 33930 (July 21, 2020) (order); Varagon Capital Corporation, et al. (File No. 812-15059) Investment Company Act Rel. No. IC-33867 (May 18, 2020) (notice) and 33892 (June 15, 2020) (order); FS Credit Income Fund, et al. (File No. 812-14905) Investment Company Act. Rel. No. IC-33848 (April 22, 2020) (notice) and 33871 (May 19, 2020) (order); Invesco Advisers, Inc., et al. (File No. 812-15061) Investment Company Act Rel. No. IC-33844 (April 21, 2020) (notice) and 33870 (May 19, 2020) (order); Great Elm Capital Corp., et al. (File No. 812-15019) Investment Company Act Rel. No. IC-33839 (April 15, 2020) (notice) and 33864 (May 12, 2020) (order); AIP Private Equity Opportunities Fund I A LP, et al. (File No. 812-15047) Investment Company Act Rel. No. IC-33818 (March 16, 2020) (notice) and 33850 (April 22, 2020) (order); Kayne Anderson MLP/Midstream Investment Company, et al. (File no. 812-14940) Investment Company Act Rel. No. IC-33742 (January 8, 2020) (notice) and 33798 (February 4, 2020) (order); Fundrise Real Estate Interval Fund, LLC, et al. (File No. 812-15040), Investment Company Act Rel. No. IC-33739 (December 31, 2019) (notice) and 33793 (January 28, 2020) (order); Prospect Capital Corporation, et al. (File No. 812-14977) Investment Company Act Rel. No. IC-33716 (December 16, 2019) (notice) and 33745 (January 13, 2020) (order); Blackstone Alternative Alpha Fund, et al. (File No. 812-14967) Investment Company Act Rel. No. IC-33707 (December 2, 2019) (notice) and 33738 (December 30, 2019) (order); Corporate Capital Trust, Inc., et al. (File No. 812-14408) Investment Company Act Rel. No. 32642 (May 22, 2017) (notice) and 32683 (June 19, 2017) (order); Goldman Sachs BDC, Inc., et al (File No. 812-14219) Investment Company Act Rel. No. 32382 (December 7, 2016) (notice) and 32409 (January 4, 2017) (order); Triloma EIG Global Energy Fund, et al. (File No. 812-14429) Investment Company Act Rel. No. 32106 (May 5, 2016) (notice) and 32132 (May 31, 2016) (order); Crescent Capital BDC, Inc., et al. (File No. 812-14454) Investment Company Act Rel. No. 32018 (March 2, 2016) (notice) and 32056 (March 29, 2016) (order).

The Commission also has issued orders extending co-investment relief to proprietary accounts.20

VI.	Procedural Matters

A.            Communications

Please address all communications concerning this Application and the Notice and Order to:

Mr. Michael Treisman, Esq. General Counsel Bain Capital Credit, LP 200 Clarendon Street 37th Floor Boston, MA 02116 (617) 516-2000	Terrence O. Davis, Esq. Greenberg Traurig, LLP Terminus 200 3333 Piedmont Road, NE, Suite 2500 Atlanta, GA 30305 (678) 553-7338

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Richard Horowitz, Esq.

 Dechert LLP

 1095 Avenue of the Americas

 New York, NY, 10036

 (212) 698-3525

20    See Stellus Capital Investment Corporation, et al. (File No. 812-14855) Investment Company Act Rel. Nos. 33289 (Nov. 6, 2018) (notice) and 33316 (Dec. 4, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Inv. Co. Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order); Medley Capital Corporation, et al. (File No. 812-14778) Investment Company Act Rel. Nos. 32809 (September 8, 2017) (notice) and 32850 (October 4, 2017) (order); and Harvest Capital Credit Corporation, et al. (File No. 812-14365) Investment Company Act Rel. No. 31860 (October 5, 2015) (notice) and 31930 (December 10, 2015) (order).

B.            Authorization

The verifications required by Rule 0-2(d) of the 1940 Act are attached hereto as Exhibit A and B.

Pursuant to Rule 0-2 under the 1940 Act, each Applicant declares that this Application for a Commission order is signed by an authorized person of each Applicant pursuant to the general authority vested in him as such by the Certificate of Incorporation and By-laws or Certificate of Formation and Limited Liability Company Agreement of each Applicant, or pursuant to the resolutions attached hereto as Exhibit C and D.

In accordance with Rule 0-2(c)(2) under the 1940 Act, the authorizations described in the original application for the Prior Order are applicable to each person who is executing this Application for the Order on behalf of Applicants named in the application for the Prior Order, and such authorizations remain in effect.

VII.	Request for Order of Exemption

For the foregoing reasons, Applicants request that the Commission enter an Order under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act granting Applicants the relief sought by the Application.  Applicants submit that the requested exemption is consistent with the protection of investors.

Dated: April 13, 2021

BCSF ADVISORS, LP
By: BCSF Advisors (GP), LLC, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT (AUSTRALIA), PTY. LTD

By:	/s/ Sally Fassler Dornaus
Name:	Sally Fassler Dornaus
Title:	Director

BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Director

BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED

By:	/s/ Tom Maughan
Name:	Tom Maughan
Title:	Director

BAIN CAPITAL CREDIT (ASIA), LIMITED

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Director

BAIN CAPITAL CREDIT CLO ADVISORS, LP
By: Bain Capital Credit CLO Advisors (GP), LLC, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT, LP
BAIN CAPITAL CREDIT, LTD.

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIALTY FINANCE, INC.
By: BCSF Advisors, LP, its Adviser

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

CMAC FUND 1, L.P.
By: Bain Capital Credit Managed Account Investors (CMAC Fund 1), LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

QUEENSCLIFF TRUST
CAPE SCHANCK DIRECT LENDING TRUST
QCT
SORRENTO TRUST
By: Bain Capital Credit, LP, as Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

AVERY POINT III CLO, LIMITED
AVERY POINT IV CLO, LIMITED
AVERY POINT V CLO, LIMITED
AVERY POINT VI CLO, LIMITED
AVERY POINT VII CLO, LIMITED
RACE POINT VIII CLO, LTD.
RACE POINT IX CLO, LIMITED
RACE POINT X CLO, LIMITED
By: Bain Capital Credit, LP, as Portfolio Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT CLO 2016-2, LIMITED
BAIN CAPITAL CREDIT CLO 2017-1, LIMITED
BAIN CAPITAL CREDIT CLO 2017-2, LIMITED
BAIN CAPITAL CREDIT CLO 2018-1, LIMITED
BAIN CAPITAL CREDIT CLO 2018-2, LIMITED
By: Bain Capital Credit CLO Advisors, LP, as Portfolio Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY
NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY
RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2018-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., as Collateral Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P.
By: Sankaty Credit Opportunities Investors (Offshore) IV, L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors II, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors III, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL COPS CV HOLDINGS, L.P.
By: Bain Capital COPS CV Holdings Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES IV, L.P.
By: Sankaty Credit Opportunities Investors IV, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (AIV I), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (AIV II MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (A), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (A2 MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (E2 MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (E2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (B), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (B), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DIRECT LENDING 2015 (L), L.P.
BAIN CAPITAL DIRECT LENDING 2015 (U), L.P.
By: Bain Capital Direct Lending 2015 Investors (L), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (D), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (D), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P.
By: Bain Capital High Income Investors, L.P., its General Partner

By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (CALPERS), L.P.
By: Bain Capital Credit Managed Account Investors (CalPERS), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P.
By: Bain Capital Credit Managed Account Investors (E), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P.
By: Bain Capital Credit Managed Account Investors (NZSF), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P.
By: Bain Capital Credit Managed Account Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P.
By: Bain Capital Credit Managed Account Investors (TCCC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P.
By: Bain Capital Credit Managed Account Investors (UCAL), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2010 (OFFSHORE II MASTER), L.P.
By: Bain Capital Middle Market Credit 2010 Investors (Offshore II), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2010 (OFFSHORE MASTER), L.P.
By: Bain Capital Middle Market Credit 2010 Investors (Offshore), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P.
By: Bain Capital Middle Market Credit 2014 Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P.
By: Bain Capital Middle Market Credit 2014 Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (F), L.P.
By: Bain Capital Middle Market Credit 2014 Investors (F), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2010, L.P.
By: Bain Capital Middle Market Credit 2010 Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P.
BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER),L.P.
BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P.

By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P.
By: Bain Capital Credit Managed Account Investors (NMSIC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P.
By: Bain Capital Senior Loan Investors (SRI), L.P.
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SENIOR LOAN FUND, L.P.
By: Bain Capital Senior Loan Investors, LLC
By: Bain Capital Credit Member, LLC, its Manager

By:	/s / Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P.
By: Bain Capital Credit Managed Account Investors (CLO), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (B), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (EU), L.P., its General Partner
By: Bain Capital Credit Member III Sarl, its Managing General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (G), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL STRUCTURED CREDIT FUND, L.P.
By: Bain Capital Structured Credit Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P.
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P.
By: Bain Capital Credit Managed Account Investors (Blanco), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P.
By: Bain Capital Credit Managed Account Investors (FSS), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its managing General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (F), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P.
By: Bain Capital Credit Managed Account Investors (RESS), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT CLO 2019-1, LIMITED
BAIN CAPITAL CREDIT CLO 2019-2, LIMITED
BAIN CAPITAL CREDIT CLO 2019-3, LIMITED
BAIN CAPITAL CREDIT CLO 2019-4, LIMITED
BAIN CAPITAL CREDIT CLO 2020-1, LIMITED
BAIN CAPITAL CREDIT CLO 2020-2, LIMITED
BAIN CAPITAL CREDIT CLO 2020-3, LIMITED
BAIN CAPITAL CREDIT CLO 2020-4, LIMITED
BAIN CAPITAL CREDIT CLO 2020-5, LIMITED
BAIN CAPITAL CREDIT CLO 2021-1, LIMITED
BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P.
By: Bain Capital Special Situations Asia Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATION 2019 ICAV acting in respect of and for the account of its sub-fund BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV acting in respect of and for the account of its sub-fund BAIN CAPITAL SPECIAL SITUATIONS EUROPE
By: Bain Capital Investments (Europe) Limited, its Investment Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (E MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (E2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

PROSPECT HARBOR DESIGNATED INVESTMENTS, L.P.
SANKATY BEACON INVESTMENT PARTNERS, L.P.
By: Sankaty Beacon Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES GRANTOR TRUST
SANKATY CREDIT OPPORTUNITIES II GRANTOR TRUST
SANKATY CREDIT OPPORTUNITIES III GRANTOR TRUST
SANKATY CREDIT OPPORTUNITIES IV GRANTOR TRUST

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BCIS FUND (LV), LP
By: BCIS (LV) GP, LLC, its general partner
By: BCIS (LV) Investors, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES, L.P.
By: Bain Capital Credit Asian Opportunities General Partner, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P.
By: Bain Capital Credit Dislocation Fund General Partner, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager

By:	/s/Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (BC), L.P.
By:Bain Capital Credit Managed Account (BC) General Partner, LLC, its general partner
By:Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P.
By: Bain Capital Credit Managed Account General Partner (DERP), LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (G), SCSP
By: Bain Capital Credit Managed Account (G) General Partner, SARL, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (IDITAROD), L.P.
By: Bain Capital Credit, LP its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P.
By: Bain Capital Credit Managed Account General Partner (L), LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PEGASUS), L.P.
By: Bain Capital Credit, LP its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PPF), L.P.
By: Bain Capital Credit Managed Account (PPF) General Partner, LLP, its general partner
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its managing partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P.
By: Bain Capital Credit Managed Account General Partner (Q), LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its general partner
By: Bain Capital Credit Member II, Ltd. its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (L MASTER), L.P.
By: Bain Capital Global Direct Lending 2021 (L) General Partner, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager

By:	/s / Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (U MASTER), SCSP
By: Bain Capital Global Direct Lending 2021 (U) General Partner, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL I ICAV acting in respect of and for the account of its sub fund GLOBAL LOAN FUND
By: Bain Capital Credit, LP, its investment manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P.
By: Bain Capital Special Situations Asia II General Partner, LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL TOTAL RETURN CREDIT, L.P.
By: Bain Capital Total Return Credit General Partner, LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BARNSTABLE LTD.
CENTERVILLE LTD.
By: Bain Capital Credit U.S. CLO Manager, LLC, as Interim Collateral Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

HOLLY ISSUER DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, as Warehouse Collateral Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

GRIFFIN INSTITUTIONAL ACCESS CREDIT FUND

By:	/s/ Ryan Del Giudice
Name:	Ryan Del Giudice
Title:	Chief Compliance Officer

GRIFFIN CAPITAL CREDIT ADVISOR, LLC

By:	/s/ Ryan Del Giudice
Name:	Ryan Del Giudice
Title:	Chief Compliance Officer

Exhibit A

Verification of Statement of Facts and Application pursuant to Rule 17d-1 under the
Investment Company Act of 1940 for an Order of the Commission

Each undersigned states that he has duly executed the attached Application for an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940, dated April 13, 2021 for and on behalf of, as applicable, Bain Capital Specialty Finance, Inc., BCSF Advisors, LP, Bain Capital Credit (Asia), Limited, Bain Capital Credit (Australia) Pty. Ltd, Bain Capital Credit CLO Advisors, LP, Bain Capital Credit, LP, Bain Capital Credit, Ltd., Bain Capital Investments (Europe) Limited, Bain Capital Investments (Ireland) Limited, Avery Point III CLO, Limited Avery Point IV CLO, Limited, Avery Point V CLO, Limited, Avery Point VI CLO, Limited, Avery Point VII CLO, Limited, Bain Capital COPS CV Holdings, L.P., Bain Capital COPS II Continuation Vehicle, L.P., Bain Capital COPS III Continuation Vehicle, L.P., Bain Capital Credit Asian Opportunities, L.P., Bain Capital Credit CLO 2016-2, Limited, Bain Capital Credit CLO 2017-1, Limited, Bain Capital Credit CLO 2017-2, Limited, Bain Capital Credit CLO 2018-1, Limited, Bain Capital Credit CLO 2018-2, Limited, Bain Capital Credit CLO 2019-1, Limited, Bain Capital Credit CLO 2019-2, Limited, Bain Capital Credit CLO 2019-3, Limited, Bain Capital Credit CLO 2019-4, Limited, Bain Capital Credit CLO 2020-1, Limited, Bain Capital Credit CLO 2020-2, Limited, Bain Capital Credit CLO 2020-3, Limited, Bain Capital Credit CLO 2020-4, Limited, Bain Capital Credit CLO 2020-5, Limited, Bain Capital Credit CLO 2021-1, Limited, Bain Capital Credit Dislocation Fund (B), L.P., Bain Capital Credit Managed Account (BC), L.P., Bain Capital Credit Managed Account (Blanco), L.P., Bain Capital Credit Managed Account (CalPERS), L.P., Bain Capital Credit Managed Account (CLO), L.P., Bain Capital Credit Managed Account (DERP), L.P., Bain Capital Credit Managed Account (E), L.P., Bain Capital Credit Managed Account (FSS), L.P., Bain Capital Credit Managed Account (G), SCSp, Bain Capital Credit Managed Account (Iditarod), L.P., Bain Capital Credit Managed Account (L), L.P., Bain Capital Credit Managed Account (NZSF), L.P., Bain Capital Credit Managed Account (Pegasus), L.P., Bain Capital Credit Managed Account (PPF), L.P., Bain Capital Credit Managed Account (PSERS), L.P., Bain Capital Credit Managed Account (Q), L.P., Bain Capital Credit Managed Account (Re Special Situations), L.P., Bain Capital Credit Managed Account (TCCC), L.P., Bain Capital Credit Managed Account (UCAL), L.P., Bain Capital Credit Managed Account (VFMC), L.P., Bain Capital Credit Rio Grande FMC, L.P., Bain Capital Direct Lending 2015 (L), L.P., Bain Capital Direct Lending 2015 (U), L.P., Bain Capital Distressed and Special Situations 2013 (A), L.P., Bain Capital Distressed and Special Situations 2013 (A2 Master), L.P., Bain Capital Distressed and Special Situations 2013 (AIV I), L.P., Bain Capital Distressed and Special Situations 2013 (AIV II Master), L.P., Bain Capital Distressed and Special Situations 2013 (B), L.P., Bain Capital Distressed and Special Situations 2013 (D), L.P., Bain Capital Distressed and Special Situations 2013 (E Master), L.P., Bain Capital Distressed and Special Situations 2013 (E2 Master), L.P., Bain Capital Distressed and Special Situations 2016 (A), L.P., Bain Capital Distressed and Special Situations 2016 (B Master), L.P., Bain Capital Distressed and Special Situations 2016 (EU Master), L.P., Bain Capital Distressed and Special Situations 2016 (F), L.P., Bain Capital Distressed and Special Situations 2016 (F-EU), L.P., Bain Capital Distressed and Special Situations 2016 (G), L.P., Bain Capital Distressed and Special Situations 2019, Bain Capital Distressed and Special Situations 2019 (A), L.P., Bain Capital Distressed and Special Situations 2019 (B Master), L.P., Bain Capital Distressed and Special Situations 2019 (F), L.P., Bain Capital Euro CLO 2017-1 Designated Activity Company, Bain Capital Euro CLO 2018-1 Designated Activity Company, Bain Capital Euro CLO 2018-2 Designated Activity Company, Bain Capital Euro CLO 2019-1 Designated Activity Company, Bain Capital Euro CLO 2020-1, Designated Activity Company, Bain Capital Global Direct Lending 2021 (L Master), L.P., Bain Capital Global Direct Lending 2021 (U Master), SCSp, Bain Capital High Income Partnership, L.P., Bain Capital I ICAV - Global Loan Fund, Bain Capital Middle Market Credit 2010 (Offshore II Master), L.P., Bain Capital Middle Market Credit 2010 (Offshore Master), L.P., Bain Capital Middle Market Credit 2010, L.P., Bain Capital Middle Market Credit 2014 (A Master), L.P., Bain Capital Middle Market Credit 2014 (F), L.P., Bain Capital Middle Market Credit 2014, L.P., Bain Capital Middle Market Credit 2018 (A), L.P., Bain Capital Middle Market Credit 2018 (B Master), L.P., Bain Capital Middle Market Credit 2018 (F), L.P., Bain Capital Senior Loan Fund (SRI), L.P., Bain Capital Senior Loan Fund, L.P., Bain Capital Special Situations Asia II, L.P., Bain Capital Special Situations Asia, L.P., Bain Capital Special Situations Europe ICAV, Bain Capital Structured Credit Fund, L.P., Bain Capital Total Return Credit, L.P., Barnstable Ltd., BCIS Fund (LV), LP, Cape Schanck Direct Lending Trust, Centerville Ltd., Sankaty CLO Opportunities Coinvestment Fund, L.P., Cmac Fund 1, L.P., Holly Issuer Designated Activity Company, Newhaven CLO, Designated Activity Company, Newhaven II CLO, Designated Activity Company, Prospect Harbor Designated Investments, L.P., QCT, Queenscliff Trust, Race Point IX CLO, Limited, Race Point VIII CLO, Ltd., Race Point X CLO, Limited, Rye Harbour CLO, Designated Activity Company, Sankaty Beacon Investment Partners, L.P., Sankaty Credit Opportunities (Offshore Master) IV, L.P., Sankaty Credit Opportunities Grantor Trust, Sankaty Credit Opportunities II Grantor Trust, Sankaty Credit Opportunities III Grantor Trust, Sankaty Credit Opportunities IV, L.P., and Sorrento Trust, and that all actions by stockholders, directors, members, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken.  Each undersigned further says that he is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

BCSF ADVISORS, LP
By: BCSF Advisors (GP), LLC, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT (AUSTRALIA), PTY. LTD

By:	/s/ Sally Fassler Dornaus
Name:	Sally Fassler Dornaus
Title:	Director

BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Director

BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED

By:	/s/ Tom Maughan
Name:	Tom Maughan
Title:	Director

BAIN CAPITAL CREDIT (ASIA), LIMITED

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Director

BAIN CAPITAL CREDIT CLO ADVISORS, LP
By: Bain Capital Credit CLO Advisors (GP), LLC, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT, LP
BAIN CAPITAL CREDIT, LTD.

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIALTY FINANCE, INC.
By: BCSF Advisors, LP, its Adviser

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

CMAC FUND 1, L.P.
By: Bain Capital Credit Managed Account Investors (CMAC Fund 1), LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

QUEENSCLIFF TRUST
CAPE SCHANCK DIRECT LENDING TRUST
QCT
SORRENTO TRUST
By: Bain Capital Credit, LP, as Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

AVERY POINT III CLO, LIMITED
AVERY POINT IV CLO, LIMITED
AVERY POINT V CLO, LIMITED
AVERY POINT VI CLO, LIMITED
AVERY POINT VII CLO, LIMITED
RACE POINT VIII CLO, LTD.
RACE POINT IX CLO, LIMITED
RACE POINT X CLO, LIMITED
By: Bain Capital Credit, LP, as Portfolio Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT CLO 2016-2, LIMITED
BAIN CAPITAL CREDIT CLO 2017-1, LIMITED
BAIN CAPITAL CREDIT CLO 2017-2, LIMITED
BAIN CAPITAL CREDIT CLO 2018-1, LIMITED
BAIN CAPITAL CREDIT CLO 2018-2, LIMITED
By: Bain Capital Credit CLO Advisors, LP, as Portfolio Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY
NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY
RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2018-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., as Collateral Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P.
By: Sankaty Credit Opportunities Investors (Offshore) IV, L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors II, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors III, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL COPS CV HOLDINGS, L.P.
By: Bain Capital COPS CV Holdings Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES IV, L.P.
By: Sankaty Credit Opportunities Investors IV, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (AIV I), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (AIV II MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (A), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (A2 MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (A2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (E2 MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (E2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (B), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (B), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DIRECT LENDING 2015 (L), L.P.
BAIN CAPITAL DIRECT LENDING 2015 (U), L.P.
By: Bain Capital Direct Lending 2015 Investors (L), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (D), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (D), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P.
By: Bain Capital High Income Investors, L.P., its General Partner

By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (CALPERS), L.P.
By: Bain Capital Credit Managed Account Investors (CalPERS), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P.
By: Bain Capital Credit Managed Account Investors (E), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P.
By: Bain Capital Credit Managed Account Investors (NZSF), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P.
By: Bain Capital Credit Managed Account Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P.
By: Bain Capital Credit Managed Account Investors (TCCC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P.
By: Bain Capital Credit Managed Account Investors (UCAL), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2010 (OFFSHORE II MASTER), L.P.
By: Bain Capital Middle Market Credit 2010 Investors (Offshore II), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2010 (OFFSHORE MASTER), L.P.
By: Bain Capital Middle Market Credit 2010 Investors (Offshore), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P.
By: Bain Capital Middle Market Credit 2014 Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P.
By: Bain Capital Middle Market Credit 2014 Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (F), L.P.
By: Bain Capital Middle Market Credit 2014 Investors (F), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2010, L.P.
By: Bain Capital Middle Market Credit 2010 Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P.
BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER),L.P.
BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P.

By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P.
By: Bain Capital Credit Managed Account Investors (NMSIC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P.
By: Bain Capital Senior Loan Investors (SRI), L.P.
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SENIOR LOAN FUND, L.P.
By: Bain Capital Senior Loan Investors, LLC
By: Bain Capital Credit Member, LLC, its Manager

By:	/s / Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P.
By: Bain Capital Credit Managed Account Investors (CLO), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (B), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (EU), L.P., its General Partner
By: Bain Capital Credit Member III Sarl, its Managing General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (G), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL STRUCTURED CREDIT FUND, L.P.
By: Bain Capital Structured Credit Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P.
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P.
By: Bain Capital Credit Managed Account Investors (Blanco), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P.
By: Bain Capital Credit Managed Account Investors (FSS), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its managing General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (F), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P.
By: Bain Capital Credit Managed Account Investors (RESS), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT CLO 2019-1, LIMITED
BAIN CAPITAL CREDIT CLO 2019-2, LIMITED
BAIN CAPITAL CREDIT CLO 2019-3, LIMITED
BAIN CAPITAL CREDIT CLO 2019-4, LIMITED
BAIN CAPITAL CREDIT CLO 2020-1, LIMITED
BAIN CAPITAL CREDIT CLO 2020-2, LIMITED
BAIN CAPITAL CREDIT CLO 2020-3, LIMITED
BAIN CAPITAL CREDIT CLO 2020-4, LIMITED
BAIN CAPITAL CREDIT CLO 2020-5, LIMITED
BAIN CAPITAL CREDIT CLO 2021-1, LIMITED
BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY
BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P.
By: Bain Capital Special Situations Asia Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATION 2019 ICAV acting in respect of and for the account of its sub-fund BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV acting in respect of and for the account of its sub-fund BAIN CAPITAL SPECIAL SITUATIONS EUROPE
By: Bain Capital Investments (Europe) Limited, its Investment Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2013 (E MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2013 Investors (E2), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

PROSPECT HARBOR DESIGNATED INVESTMENTS, L.P.
SANKATY BEACON INVESTMENT PARTNERS, L.P.
By: Sankaty Beacon Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES GRANTOR TRUST
SANKATY CREDIT OPPORTUNITIES II GRANTOR TRUST
SANKATY CREDIT OPPORTUNITIES III GRANTOR TRUST
SANKATY CREDIT OPPORTUNITIES IV GRANTOR TRUST

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BCIS FUND (LV), LP
By: BCIS (LV) GP, LLC, its general partner
By: BCIS (LV) Investors, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES, L.P.
By: Bain Capital Credit Asian Opportunities General Partner, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P.
By: Bain Capital Credit Dislocation Fund General Partner, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager

By:	/s/Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (BC), L.P.
By:Bain Capital Credit Managed Account (BC) General Partner, LLC, its general partner
By:Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P.
By: Bain Capital Credit Managed Account General Partner (DERP), LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (G), SCSP
By: Bain Capital Credit Managed Account (G) General Partner, SARL, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (IDITAROD), L.P.
By: Bain Capital Credit, LP its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P.
By: Bain Capital Credit Managed Account General Partner (L), LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PEGASUS), L.P.
By: Bain Capital Credit, LP its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PPF), L.P.
By: Bain Capital Credit Managed Account (PPF) General Partner, LLP, its general partner
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its managing partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P.
By: Bain Capital Credit Managed Account General Partner (Q), LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its general partner
By: Bain Capital Credit Member II, Ltd. its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (L MASTER), L.P.
By: Bain Capital Global Direct Lending 2021 (L) General Partner, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager

By:	/s / Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (U MASTER), SCSP
By: Bain Capital Global Direct Lending 2021 (U) General Partner, its general partner

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL I ICAV acting in respect of and for the account of its sub fund GLOBAL LOAN FUND
By: Bain Capital Credit, LP, its investment manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P.
By: Bain Capital Special Situations Asia II General Partner, LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BAIN CAPITAL TOTAL RETURN CREDIT, L.P.
By: Bain Capital Total Return Credit General Partner, LLC, its general partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

BARNSTABLE LTD.
CENTERVILLE LTD.
By: Bain Capital Credit U.S. CLO Manager, LLC, as Interim Collateral Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

HOLLY ISSUER DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, as Warehouse Collateral Manager

By:	/s/ Andrew S. Viens
Name:	Andrew S. Viens
Title:	Managing Director

Exhibit B

Verification of Statement of Facts and Application pursuant to Rule 17d-1 under the
Investment Company Act of 1940 for an Order of the Commission

Each undersigned states that he has duly executed the attached Application for an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940, dated April 13, 2021 for and on behalf of, as applicable, Griffin Institutional Access Credit Fund and Griffin Capital Credit Advisor, LLC, and that all actions by stockholders, directors, members, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken.  Each undersigned further says that he is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

GRIFFIN INSTITUTIONAL ACCESS CREDIT FUND

By:	/s/ Ryan Del Giudice
Name: Ryan Del Giudice
Title: Chief Compliance Officer

GRIFFIN CAPITAL CREDIT ADVISOR, LLC

By:	/s/ Ryan Del Giudice
Name: Ryan Del Giudice
Title: Chief Compliance Officer

Exhibit C

Resolutions Adopted by the Board of Directors of

Bain Capital Specialty Finance, Inc.

RESOLVED, that a Third Amended and Restated Co-Investment Exemptive Application reflecting the terms discussed at this Board meeting be, and it hereby is, approved in all respects and the filing of such Third Amended and Restated Co-Investment Exemptive Application with the Securities and Exchange Commission (the “SEC”) be, and it hereby is, approved in all respects; and

RESOLVED, that each of the officers of Bain Capital Specialty Finance, Inc. (the “Company”) is hereby authorized in the name and on behalf of the Company, to make or cause to be made, and to execute and cause to be filed with the SEC, a Third Amended and Restated Co-Investment Exemptive Application and any and all amendments to such Third Amended and Restated Co-Investment Exemptive Application, effecting such changes as any such officer or officers may deem necessary or advisable; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

Exhibit D

Resolutions Adopted by the Board of Trustees of

Griffin Institutional Access Credit Fund

WHEREAS, the Board has previously approved an Exemptive Application (the “Original Application”) that was filed with the Securities and Exchange Commission (the “SEC”) on behalf of the Griffin Institutional Access Credit Fund (the “Fund”), its adviser, its sub-adviser, BCSF Advisors, LP (“BCSF”) and certain affiliates of BCSF which sought to allow the Fund and those affiliates of BCSF to engage in certain co-investment transactions, subject to various conditions; and

WHEREAS, the Securities and Exchange Commission approved the Original Application, as amended, through an order issued on March 22, 2018; and

WHEREAS, the Board has reviewed a draft Third Amended and Restated Exemptive Application (the “Amended Application”) to seek certain amended terms under the proposed order recommend by the Fund’s adviser, BCSF and their respective counsel.

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Fund be, and each hereby is, authorized to prepare, execute and submit, on behalf of the Fund, the Amended Application to the SEC for an order pursuant to Section 6(c) of the 1940 Act, and any amendment or supplements thereto, that may be necessary or appropriate, granting exemptions from Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder;

RESOLVED, that the officers be, and each hereby is, authorized and directed to take such actions, including filing any necessary documents with the SEC and preparing, executing and filing on behalf of the Fund any such other documents or instruments, as they deem appropriate or advisable in furtherance of the above resolution, in consultation with counsel, his or her authority to be conclusively evidenced by the taking of any such actions; and

FURTHER RESOLVED, that the Board hereby ratify and confirm and agree to ratify and confirm all acts done by the said officers in exercising the powers hereby conferred. This written consent may be executed in one or more counterpart signatures (including facsimile signatures), each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same original instrument.

Schedule A

Existing Bain Advisers

Bain Capital Credit (Asia), Limited

Bain Capital Credit (Australia) Pty. Ltd

Bain Capital Credit CLO Advisors, LP

Bain Capital Credit, LP

Bain Capital Credit, Ltd.

Bain Capital Investments (Europe) Limited

Bain Capital Investments (Ireland) Limited

BCSF Advisors, LP

Existing Affiliated Funds

Avery Point III CLO, Limited

Avery Point IV CLO, Limited

Avery Point V CLO, Limited

Avery Point VI CLO, Limited

Avery Point VII CLO, Limited

Bain Capital COPS CV Holdings, L.P.

Bain Capital COPS II Continuation Vehicle, L.P.

Bain Capital COPS III Continuation Vehicle, L.P.

Bain Capital Credit Asian Opportunities, L.P.

Bain Capital Credit CLO 2016-2, Limited

Bain Capital Credit CLO 2017-1, Limited

Bain Capital Credit CLO 2017-2, Limited

Bain Capital Credit CLO 2018-1, Limited

Bain Capital Credit CLO 2018-2, Limited

Bain Capital Credit CLO 2019-1, Limited

Bain Capital Credit CLO 2019-2, Limited

Bain Capital Credit CLO 2019-3, Limited

Bain Capital Credit CLO 2019-4, Limited

Bain Capital Credit CLO 2020-1, Limited

Bain Capital Credit CLO 2020-2, Limited

Bain Capital Credit CLO 2020-3, Limited

Bain Capital Credit CLO 2020-4, Limited

Bain Capital Credit CLO 2020-5, Limited

Bain Capital Credit CLO 2021-1, Limited

Bain Capital Credit Dislocation Fund (B), L.P.

Bain Capital Credit Managed Account (BC), L.P.

Bain Capital Credit Managed Account (Blanco), L.P.

Bain Capital Credit Managed Account (CalPERS), L.P.

Bain Capital Credit Managed Account (CLO), L.P.

Bain Capital Credit Managed Account (DERP), L.P.

Bain Capital Credit Managed Account (E), L.P.

Bain Capital Credit Managed Account (FSS), L.P.

Bain Capital Credit Managed Account (G), SCSp

Bain Capital Credit Managed Account (Iditarod), L.P.

Bain Capital Credit Managed Account (L), L.P.

Bain Capital Credit Managed Account (NZSF), L.P.

Bain Capital Credit Managed Account (Pegasus), L.P.

Bain Capital Credit Managed Account (PPF), L.P.

Bain Capital Credit Managed Account (PSERS), L.P.

Bain Capital Credit Managed Account (Q), L.P.

Bain Capital Credit Managed Account (Re Special Situations), L.P.

Bain Capital Credit Managed Account (TCCC), L.P.

Bain Capital Credit Managed Account (UCAL), L.P.

Bain Capital Credit Managed Account (VFMC), L.P.

Bain Capital Credit Rio Grande FMC, L.P.

Bain Capital Direct Lending 2015 (L), L.P.

Bain Capital Direct Lending 2015 (U), L.P.

Bain Capital Distressed and Special Situations 2013 (A), L.P.

Bain Capital Distressed and Special Situations 2013 (A2 Master), L.P.

Bain Capital Distressed and Special Situations 2013 (AIV I), L.P.

Bain Capital Distressed and Special Situations 2013 (AIV II Master), L.P.

Bain Capital Distressed and Special Situations 2013 (B), L.P.

Bain Capital Distressed and Special Situations 2013 (D), L.P.

Bain Capital Distressed and Special Situations 2013 (E Master), L.P.

Bain Capital Distressed and Special Situations 2013 (E2 Master), L.P.

Bain Capital Distressed and Special Situations 2016 (A), L.P.

Bain Capital Distressed and Special Situations 2016 (B Master), L.P.

Bain Capital Distressed and Special Situations 2016 (EU Master), L.P.

Bain Capital Distressed and Special Situations 2016 (F), L.P.

Bain Capital Distressed and Special Situations 2016 (F-EU), L.P.

Bain Capital Distressed and Special Situations 2016 (G), L.P.

Bain Capital Distressed and Special Situations 2019 ICAV

Bain Capital Distressed and Special Situations 2019 (A), L.P.

Bain Capital Distressed and Special Situations 2019 (B Master), L.P.

Bain Capital Distressed and Special Situations 2019 (F), L.P.

Bain Capital Euro CLO 2017-1 Designated Activity Company

Bain Capital Euro CLO 2018-1 Designated Activity Company

Bain Capital Euro CLO 2018-2 Designated Activity Company

Bain Capital Euro CLO 2019-1 Designated Activity Company

Bain Capital Euro CLO 2020-1 Designated Activity Company

Bain Capital Global Direct Lending 2021 (L Master), L.P.

Bain Capital Global Direct Lending 2021 (U Master), SCSp

Bain Capital High Income Partnership, L.P.

Bain Capital I ICAV - Global Loan Fund

Bain Capital Middle Market Credit 2010 (Offshore II Master), L.P.

Bain Capital Middle Market Credit 2010 (Offshore Master), L.P.

Bain Capital Middle Market Credit 2010, L.P.

Bain Capital Middle Market Credit 2014 (A Master), L.P.

Bain Capital Middle Market Credit 2014 (F), L.P.

Bain Capital Middle Market Credit 2014, L.P.

Bain Capital Middle Market Credit 2018 (A), L.P.

Bain Capital Middle Market Credit 2018 (B Master), L.P.

Bain Capital Middle Market Credit 2018 (F), L.P.

Bain Capital Senior Loan Fund (SRI), L.P.

Bain Capital Senior Loan Fund, L.P.

Bain Capital Special Situations Asia II, L.P.

Bain Capital Special Situations Asia, L.P.

Bain Capital Special Situations Europe ICAV

Bain Capital Specialty Finance, Inc.

Bain Capital Structured Credit Fund, L.P.

Bain Capital Total Return Credit, L.P.

Barnstable Ltd.

BCIS Fund (LV), LP

Cape Schanck Direct Lending Trust

Centerville Ltd.

Cmac Fund 1, L.P.

Holly Issuer Designated Activity Company

Newhaven CLO, Designated Activity Company

Newhaven II CLO, Designated Activity Company

Prospect Harbor Designated Investments, L.P.

QCT

Queenscliff Trust

Race Point III CLO Public Unlimited Company

Race Point IX CLO, Limited

Race Point VIII CLO, Ltd.

Race Point X CLO, Limited

Rye Harbour CLO, Designated Activity Company

Sankaty CLO Opportunities Coinvestment Fund, L.P.,

Sankaty Beacon Investment Partners, L.P.

Sankaty Credit Opportunities (Offshore Master) IV, L.P.

Sankaty Credit Opportunities Grantor Trust

Sankaty Credit Opportunities II Grantor Trust

Sankaty Credit Opportunities III Grantor Trust

Sankaty Credit Opportunities IV, L.P.

Sorrento Trust